EXHIBIT 10.7
SAN JOSE WATER COMPANY

EXECUTIVE SUPPLEMENTAL

RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2008)

i

ii

THE SAN JOSE WATER COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

On July 22, 1992 the Board of Directors of the San Jose Water Company (the “Company”) adopted the San Jose Water Company Executive Supplemental Retirement Plan (the “Plan”).  The Plan is designed to supplement the retirement income of a designated select group of management and/or highly compensated executives of the Company.  The Plan has been amended on a number of occasions since its adoption and is hereby further amended and restated, effective January 1, 2008, to conform the provisions of the plan document to the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder. The Plan as so amended and restated shall continue to function solely as a so-called “top hat” plan of deferred compensation subject to the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such a plan.

I.	DEFINITIONS

Wherever used herein the following terms have the meanings indicated:

1.1           “Accrued Benefit” means, at any time, the benefit computed in accordance with Section 3.1 (as adjusted, if applicable, pursuant to Section 3.11).

1.2           “Actuarial Equivalent” has the meaning set forth in the San Jose Water Company Retirement Plan.

1.3            “Affiliated Company” means (i) the Company and (ii) each of the other members of the controlled group that includes the Company, as determined in accordance with Sections 414(b) and (c) of the Code.

1.4           “Beneficiary” means the person or persons entitled, pursuant to Section 3.6, to receive the Participant’s retirement benefit following his or her death.

1.5           “Benefit Commencement Date” means the date on which the payment of a Participant's retirement benefit is to commence pursuant to Section 3.2; provided, however, that a Participant who wishes to have his or her retirement benefit commence on a Deferred Benefit Commencement Date following his or her Separation from Service must comply with the applicable election procedures set forth in Section 3.3.

1.6           “Board of Directors” means the Board of Directors of San Jose Water Company.

1.7           “Change in Control” means a transaction involving a change in ownership or control of SJW Corp. which constitutes a Change in Control, as such term is defined at the relevant time in the Executive Severance Plan (or any successor plan) or, if the Executive Severance Plan ceases to exist and is not succeeded by another similar plan, as it was last defined in the Executive Severance Plan.

1.8           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9           “Committee” means the Executive Compensation Committee of the SJW Corp. Board of Directors which shall administer the Plan in accordance with the provisions of Article V hereof.

1.10         “Company” means San Jose Water Company and any successor to all or a major portion of the assets or business of the San Jose Water Company.

1.11         “Compensation” means, for any calendar month, a Participant's salary for such month plus any annual cash performance bonus paid to such Participant in that month.  No other bonus or special compensation will be included, except to the extent expressly provided otherwise, in accordance with the applicable provisions of Code Section 409A, by the Committee administering this Plan.

1.12         “Credited Service” has the meaning set forth in the San Jose Water Company Retirement Plan.

1.13         “Death Benefit” has the meaning set forth in Section 3.10 of the Plan.

1.14         “Deferred Benefit Commencement Date” means a date, later than the normal Benefit Commencement Date determined under Section 3.2, on which the Participant’s retirement benefit under Article III is to commence pursuant to a timely deferral election made by such Participant pursuant to Section 3.3 of the Plan.

1.15         “Early Retirement Date” means the first day of the month coinciding with or next following the date when a Participant has both attained the age of fifty-five (55) years and completed at least ten (10) years of Credited Service with the Company.

1.16         “Eligible Employee” means any officer of the Company or any other Employee who is part of a select group of management or an otherwise highly compensated employee, as determined by the Committee in accordance with applicable ERISA standards.

1.17         “Employee” means an individual for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

1.18         “Employer Group” means (i) the Company and (ii) each of the other members of the controlled group that includes the Company, as determined in accordance with Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section  1.4.14(c)-2 of the Treasury Regulations.

1.19         “Executive Severance Plan” means SJW. Corp Executive Severance Plan, as amended from time to time.

1.20         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21         “Final Average Compensation” means, on any date, a Participant’s average monthly Compensation for that consecutive thirty-six (36) calendar month period within the last one hundred twenty (120) consecutive calendar months ending on or immediately prior to such measurement date during which such average Compensation is the highest.

1.22         “Normal Retirement Date” means the first day of the calendar month coinciding with or next following the date when a Participant attains sixty-five (65) years of age.

1.23         “Participant” means an Eligible Employee selected by the Committee to participate in the Plan; provided, however, that such individual shall not commence actual participation in the Plan until the date determined under Article II.

1.2           “Plan” means the San Jose Water Company Executive Supplemental Retirement Plan, as set forth in this document and in any amendments from time to time made hereto.

1.25         “Qualified Joint and Survivor Annuity” has the meaning set forth in the San Jose Water Company Retirement Plan.

1.26         “Retirement Benefit” means the monthly retirement benefit payable under this Plan, calculated in accordance with Article III.

1.27         “San Jose Water Company Retirement Plan” means the San Jose Water Company Retirement Plan, a tax-qualified defined benefit pension plan under Code Section 401(a) which was adopted November 1, 1950, as such plan may be amended and restated from time to time.

1.28         “Single Life Annuity” has the meaning set forth in the San Jose Water Company Retirement Plan.

1.29         “Separation from Service” means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment.  The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave.  If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

1.30         “SJW Corp.” means SJW Corp., a California corporation which is the corporate parent of the Company, or any successor to all or a major portion of the assets or business of the SJW Corp.

1.31         “Specified Employee” means a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Executive Compensation Committee of SJW Corp. in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis to all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A.  The Specified Employees shall be identified on December 31 of each calendar year and shall have that status or the twelve (12)-month period beginning on April 1 of the following calendar year.

1.32         “Ten Year Certain and Life Option” has the meaning set forth in Section 3.5.

1.33         “Year of Service” has the meaning set forth in the San Jose Water Company Retirement Plan.

II.	PARTICIPATION

Each Eligible Employee selected by the Committee for participation in the Plan shall be promptly notified by the Company in writing of such selection and shall become a Participant in the Plan on the first day of the first calendar month next following the date of his or her selection for participation by the Committee or such later date as the Committee shall specify, as set forth in the notification from the Company.

III.	RETIREMENT BENEFIT

3.1           Retirement Benefit Formula. The actual Retirement Benefit to be paid under this Plan to a vested Participant beginning on his or her Benefit Commencement Date determined in accordance with Section 3.2 shall be calculated on the basis of the following formula for determining a Participant’s normal retirement benefit and shall be adjusted so that it is the Actuarial Equivalent of such normal retirement benefit after taking into account any Benefit Commencement Date prior to the Participant’s Normal Retirement Date and/or any form of payment other than a Single Life Annuity for the Participant:

-           The normal retirement benefit is a Single Life Annuity for the Participant commencing on his or her Normal Retirement Date in a monthly  dollar amount equal to two and two tenths percent (2.2%) of the Final Average Compensation of such Participant multiplied by his or her Years of Service (not to exceed twenty (20) years) plus one and one-tenth percent (1.1%) of the Final Average Compensation of such Participant multiplied by his or her Years of Service in excess of 20 years (not to exceed an additional ten (10) years), up to a total not to exceed fifty-five percent (55%) of such Participant’s Final Average Compensation; less the monthly retirement benefit payable to such Participant from the San Jose Water Company Retirement Plan. The one and one-tenth percent (1.1%) and fifty-five percent (55%) of Final Average Compensation percentages stated above shall be increased to one and six tenths percent (1.6%) and sixty percent (60%) respectively for Participants who are credited with an Hour of Service, as defined in the San Jose Water Company Retirement Plan, on or after November 1, 1999.  The amount of the offset for the monthly retirement benefit paid from the San Jose Water Company Retirement Plan shall be calculated on the basis of the single life monthly annuity under such Plan commencing on the Participant’s Normal Retirement Date which is the Actuarial Equivalent of his or her normal retirement benefit under such plan.

3.2           Benefit Commencement Date.  The following provisions shall govern the date on which a vested Participant’s Retirement Benefit as calculated under Section 3.1 shall commence, subject to the elective deferral provisions of Section 3.3 and the mandatory deferral provisions of Section 3.12.  In the absence of any deferral effected pursuant to Section 3.3 or 3.12, such date shall constitute the Participant’s Benefit Commencement Date under the Plan.

(a)           The Benefit Commencement Date for a vested Participant whose Separation from Service occurs on or after satisfying the requirements for a Normal Retirement Date shall be the first day of the first calendar month following such Separation of Service. The monthly retirement benefit which shall commence at that time shall be in the amount calculated under Section 3.1 and payable in the form of a Single Life Annuity. There shall be no actuarial increase to the dollar amount of the Participant’s monthly retirement benefit should the Benefit Commencement Date occur after his or her Normal Retirement Date.

(b)           The Benefit Commencement Date for a vested Participant whose Separation from Service occurs on or after satisfying the requirements for an Early Retirement Date but before his or her Normal Retirement Date shall be the first day of the first calendar month following such Separation from Service. The monthly retirement benefit which shall commence at that time under Section 3.1 shall be payable in the form of a Single Life Annuity.  However, the dollar amount of that monthly retirement benefit as calculated pursuant to Section 3.1 shall be reduced for the commencement of such benefit before the Participant’s Normal Retirement Date in accordance with the early retirement reduction factors set forth in the San Jose Water Company Retirement Plan as in effect on the Benefit Commencement Date.

(c)           The Benefit Commencement Date for a vested Participant whose Separation from Service occurs before satisfying the requirements for an Early Retirement Date or a Normal Retirement Date shall be the first date of the first calendar month on which he or she satisfies the requirements for an Early Retirement Date or (if earlier) a Normal Retirement Date. The monthly retirement benefit which shall commence at that time under Section 3.1 shall be payable in the form of a Single Life Annuity. However, the dollar amount of that monthly retirement benefit as calculated pursuant to Section 3.1 shall be reduced, in accordance with the early retirement reduction factors set forth in the San Jose Water Company Retirement Plan as in effect on the Benefit Commencement Date, should such retirement benefit commence before the Participant’s Normal Retirement Date.

3.3           Election of Deferred Benefit Commencement Date. The following provisions shall govern any election by a Participant to receive his or her Retirement Benefit on a Deferred Benefit Commencement Date that is later than the date on which his or her Retirement Benefit would otherwise commence in accordance with Section 3.2:

(i)             An Eligible Employee participating in the Plan during the 2007 calendar year may elect a Deferred Benefit Commencement Date at any time on or before December 31, 2007 by filing the appropriate deferral election form with the Committee.

(ii)            An Eligible Employee who is first selected for participation in the Plan after December 31, 2007 may elect a Deferred Benefit Commencement Date by filing the appropriate election form with the Committee at any time prior to the date his or her  participation in the Plan becomes effective.

(iii)           Should a Participant wish at any time after December 31, 2008  to change the Benefit Commencement Date in effect for him or her pursuant to Section 3.2 (or any  Deferred Benefit Commencement Date in effect for him or her at that time under this Section 3.3) to a later Deferred Benefit Commencement Date, then such Participant must file the appropriate deferral election form with the Committee at least twelve (12) months prior to the Benefit Commencement Date or Deferred Benefit Commencement Date in effect at the time for the Participant, and the deferral election shall in no event become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Committee. Accordingly, the new deferral election shall become null and void should the Participant’s pre-existing Benefit Commencement Date or Deferred Commencement Date occur within that twelve (12)-month period. The new Deferred Benefit Commencement Date elected by the Participant must be a date that is at least five (5) years later than the date on which the Participant’s Retirement Benefit would have otherwise commenced in the absence of the new deferral election.

3.4           Alternative Form of Benefit Payment.  In lieu of the Single Life Annuity in which a Participant is to receive as his or her Retirement Benefit, the Participant may elect an alternative form of benefit payment in accordance with the following requirements:

(i)             A Participant who is married on his or her Benefit Commencement Date (or any Deferred Benefit Commencement Date in effect for him or her in accordance with the provisions of Section 3.3) may elect to receive his or her Retirement Benefit in the form of the Qualified Joint and Survivor Annuity, provided such election is made in accordance with the applicable requirements of subparagraph (iii) below.

(ii)           A Participant, whether or not married on his or her Benefit Commencement Date (or any Deferred Benefit Commencement Date in effect for him or her in accordance with the provisions of Section 3.3), may elect to receive his or her Retirement Benefit in the form of the Ten Year Certain and Life Option, provided such election is made in accordance with the applicable requirements of subparagraph (iii) below.

(iii)          Provided the Qualified Joint and Survivor Annuity and the Ten Year Certain and Life Option are each the Actuarial Equivalent of the Single Life Annuity payable to the Participant hereunder, the Participant may elect either alternative form of payment by filing the appropriate election form with the Committee at any time prior to the Benefit Commencement Date or Deferred Benefit Commencement Date in effect for such Participant. In the event that either the Qualified Joint and Survivor Annuity or the Ten Year Certain and Life Option is not the Actuarial Equivalent of the Single Life Annuity payable to the Participant hereunder, then the Participant’s election of the form of payment which is not such an Actuarial Equivalent shall be subject to the following limitations:

 -            Participant must elect the alternative form of benefit by filing the appropriate benefit election form with the Committee at least twelve (12) months prior to the Benefit Commencement Date or Deferred Benefit Commencement Date in effect at the time for the Participant, and the benefit election shall in no event become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Committee. Accordingly, the benefit election shall become null and void should the Participant’s Benefit Commencement Date or Deferred Commencement Date occur within that twelve (12)-month period.  As part of the benefit election process, the Participant must designate a new Benefit Commencement Date that is at least five (5) years later than the date on which the Participant’s Retirement Benefit would have otherwise commenced in accordance with the Benefit Commencement Date or Deferred Benefit Commencement Date in effect for the Participant immediately prior to the filing of his or her benefit election.

(iv)         For purposes of determining whether the Qualified Joint and Survivor Annuity is the Actuarial Equivalent of the Single Life Annuity payable to the Participant, any subsidy provided with respect to the Qualified Joint and Survivor Annuity shall not be taken into account, provided the annual lifetime benefit payable thereunder to the Participant is not greater than his or her annual lifetime benefit under the Single Life Annuity, and the annual lifetime benefit payable to the survivor is not greater than the annual lifetime benefit payable to the Participant under such Qualified Joint and Survivor Annuity.  In no event will the Qualified Joint and Survivor Annuity or the Ten Year Certain and Life Option be deemed for purposes of subparagraph (iii) above to be the Actuarial Equivalent of the Single Life Annuity payable to the Participant hereunder, if the scheduled date for the first annuity payment under such alternative form of payment is other than the Benefit Commencement Date or Deferred Benefit Commencement Date in effect at the time for the Participant.

(v)           A benefit election made under this Paragraph 3.4 by a Participant who is married on such date is not subject to spousal consent.

3.5           Ten Year Certain and Life Option.  A Participant who elects the Ten Year Certain and Life Option shall receive his or her Retirement Benefit in the form of a monthly annuity over his or her lifetime.  If the Participant dies before one hundred and twenty (120) monthly payments (hereinafter referred to as the “period certain”) have been made, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to share equally in the Participant’s monthly retirement benefit for the remainder of such period certain.  A Participant electing to receive his or her Retirement Benefit in such form must designate, as described in Section 3.6, one or more Beneficiaries to receive any remaining payments under the Plan after his or her death.  If the Participant and the designated Beneficiary or Beneficiaries die within the period certain, the remaining payments shall be made to the estate of the designated Beneficiary who last received a payment under this Section 3.5.

3.6           Beneficiary Designation.  The Beneficiary designation of a Participant who elects to receive his or her Retirement Benefit in the form of a Ten Year Certain and Life Option shall be made on a form prepared by, and delivered to, the Committee prior to the Benefit Commencement Date or Deferred Benefit Commencement Date in effect for that benefit. The Participant may revoke or change the designation at any time prior to the applicable Benefit Commencement Date by delivering a subsequent form to the Committee.

3.7           Calculation of Alternative Forms of Benefits.  The amount of all benefit payment forms specified in Section 3.4 shall be determined in accordance with the provisions of the San Jose Water Company Retirement Plan.

3.8           Retiree Increases.

(a)           1998 Retiree Benefit Increase. Subject to a ten percent (10%) maximum benefit increase, the monthly pension of each Participant (or Beneficiary in the case of a deceased Participant) shall be increased 0.138889% for each month or partial month which has elapsed from the date of the initial payment of retirement benefits to each Participant (or Beneficiary), up to and including February 28, 1998.

(b)           2002 Retiree Benefit Increase.  Subject to a ten percent (10%) maximum benefit increase, the monthly pension of each Participant (or Beneficiary in the case of a deceased Participant) shall be increased 0.212766% for each month or partial month which has elapsed from (i) the later of the date of the initial payment of benefits or March 1, 1998 to (ii) January 31, 2002.

3.9           Qualified Preretirement Survivor Annuity.  If a married Participant dies after his or her Retirement Benefit has vested but before the Benefit Commencement Date or Deferred Benefit Commencement Date in effect for such benefit, then the Participant's surviving spouse will be entitled to a Qualified Preretirement Survivor Annuity in accordance with this Section 3.9.

(a)           The Qualified Preretirement Survivor Annuity will become payable on the later of (1) the first day of the month coinciding with or next following the Participant's death or (2) the earliest date on which the Participant would have been eligible to receive a Qualified Joint and Survivor Annuity under the Plan (disregarding any Deferred Benefit Commencement Date election the Participant may have outstanding under Section 3.3 at the time of his or her death).

(b)           The Qualified Preretirement Survivor Annuity will be in a dollar amount equal to fifty percent (50%) of the amount the Participant would have received had his or her Separation from Service occurred on the day before his or her death and he or she had elected the Qualified Joint and Survivor Annuity as his or her form of benefit payment. In the case of a vested Participant who dies on or before the earliest date on which he or she would have been eligible to receive a Qualified Joint and Survivor Annuity, the amount of the Qualified Preretirement Survivor Annuity will be computed as though the Participant had survived until he or she was first eligible to receive a Qualified Joint and Survivor Annuity, retired at that time with an immediate Qualified Joint and Survivor Annuity, and died the next day.

3.10           Death Benefit.  If a Participant who is unmarried at the time dies after his or her Retirement Benefit has vested but before the Benefit Commencement Date or Deferred Benefit Commencement Date in effect for such benefit, then such Participant's Beneficiary shall be entitled to a Death Benefit in accordance with this Section 3.10.

(a)           The Death Benefit will become payable on the later of (1) the first day of the month coinciding with or next following the Participant's death or (2) the earliest date on which the Participant would have been eligible to receive his or her Retirement Benefit (disregarding any Deferred Benefit Commencement Date election the Participant may have outstanding under Section 3.4 at the time of his or her death).

(b)           The Death Benefit will be in a monthly dollar amount equal to the monthly retirement benefit the Participant would have received under the Plan had his or her Separation from Service occurred on the day before the Participant's death and he or she had elected to receive the optional form of benefit described in Section 3.5 of the Plan. In the case of a vested Participant who dies on or before the earliest date that such Participant would have been eligible to receive his or her Retirement Benefit, the amount of the Death Benefit will be computed as though the Participant had survived until he or she was first eligible to receive a retirement benefit, retired at that time and elected to receive the optional form of benefit described in Section 3.5 of the Plan, and died the next day.

3.11          Adjustments to Benefits. The benefit calculated in accordance with the provisions of this Article III shall, with respect to each Participant referenced in Exhibit A, be subject to the specific adjustments set forth in Exhibit A with respect to that Participant.

3.12         Mandatory Deferral of Payments. Notwithstanding any provision to the contrary in this Article III or any other article in the Plan, a vested Participant’s Retirement Benefit shall not commence under this Plan prior to the earlier of (i) the first day of the seventh (7th) month following the date of his or her Separation from Service or (ii) the date of his or her death, if  the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all monthly retirement payments deferred pursuant to this Section 3.12 shall be paid in a lump sum to the Participant, and the remaining monthly retirement payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

IV.	VESTING

4.1           Normal Vesting.  A Participant shall vest in his or her Accrued Benefit upon completion of Years of Service as follows:

Years of Service	Vested Percentage

Less than 10	None

10 or More	100%

4.2           Change in Control Severance Vesting.  Notwithstanding Section 4.1, a Participant’s Accrued Benefit shall immediately become 100% vested if such Participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of his or her Employee status thereunder.

V.	FUNDING NATURE OF THE PLAN

The funds used for payment of benefits under this Plan and of the expenses incurred in the administration thereof shall, until such actual payment, continue to be a part of the general funds of the Company, and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds.  Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  The foregoing notwithstanding, the Company may fund the Plan with Board approval at any time, and the Company shall in the event of a Change in Control arrange for the funding, immediately before the effective date of that Change in Control, of all the Accrued Benefits under the Plan through a trust which satisfies the requirements of Revenue Procedure 92-64 and/or such other statutory or regulatory requirements as are necessary to assure that Participants are not subject to Federal income taxation on either their Accrued Benefits or amounts contributed to such trust before their receipt of such benefits or assets.

VI.	ADMINISTRATION OF THE PLAN

6.1           The Plan shall be administered by the Committee.  The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan.  The Committee’s powers and duties shall include, but shall not be limited to, the following:  (a) selecting the Eligible Employees who are to participate in the Plan, (b) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (c) determining the amount (if any) of the benefits payable under the Plan to a Participant or his or her spouse or Beneficiary and authorizing the payment of all benefits under the Plan as they become due and payable under the Plan; (d) reducing or otherwise adjusting amounts payable under the Plan if payments are made in error; and (e) authority to engage such legal accounting and other professional services as it may deem proper.  Decisions by the Committee shall be final and binding upon all parties.

6.2           The Committee, from time to time, may allocate to one or more of its members (or to any other person or persons or organizations) any of its rights, powers, and duties with respect to the operation and administration of the Plan.  Any such allocation shall be reviewed from time to time by the Committee and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.

6.3           The members of the Committee shall serve without compensation, but all benefits payable under the Plan and all expenses properly incurred in the administration of the Plan, including all expenses properly incurred by the Committee in exercising its duties under the Plan, shall be borne by the Company.

VII.	AMENDMENTS AND TERMINATION

7.1           The Board of Directors reserves the power at any time to terminate this Plan and to otherwise amend any portion of the Plan other than this Article VII; provided, however, that no such action shall (i) reduce any Accrued Benefit (or any benefit hereunder based thereon) as of the date of such action or (ii) adversely affect a Participant's right to continue to vest in such Accrued Benefit in accordance with the terms of the Plan in effect immediately prior to such action.

7.2           Notice of termination or amendment of the Plan, pursuant to Section 7.1, shall be given in writing to each Participant and beneficiary of a deceased Participant.

7.3           No amendment or termination of the Plan shall affect or modify the benefit commencement date provisions or form of payment provisions in effect under Article III immediately prior to such amendment or termination, and such amendment or termination shall not result in any accelerated payment of  the retirement benefits accrued under the Plan.

VIII.	MISCELLANEOUS

8.1           The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan.  Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular and the masculine may include the feminine.

8.2           The instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

8.3           Participation in this Plan shall not give to any employee the right to be retained in the employ of the Company nor any right or interest in this Plan other than is herein specifically provided.

8.4           Any payment to a Participant or beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

8.5           This Plan is intended to qualify for exemption from Articles II, III, and IV of ERISA, as amended, as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.

8.6           Benefits under this Plan shall not be alienated, hypothecated or otherwise encumbered, and to the maximum extent permitted by law such benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.

8.7           If an individual entitled to receive retirement benefits is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person as the Committee may designate.  Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

8.8           If the Committee is unable due to unforeseen circumstances to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments immediately upon the completion of such determinations, with interest at a reasonable rate from the due date, and may, at its option, make provisional payments, subject to adjustment, pending such determination.

8.9           For purposes of this Plan, actuarial equivalents shall be determined on the basis of mortality tables and interest factors most recently employed for the purpose of the San Jose Water Company Retirement Plan.

IN WITNESS WHEREOF, San Jose Water Company has caused its authorized officers to execute this instrument in its name and on its behalf.

SAN JOSE WATER COMPANY

, 2007	By:

Title:

EXHIBIT A

TO

THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

(a)           In computing John Weinhardt's benefit under Section 3.1 of the Plan, he shall receive an additional eight and one quarter tenths of one percent (0.825%) of Final Average Compensation for each year of service as President and Chief Executive Officer of the Company. In addition, Mr. Weinhardt shall be entitled to a supplemental benefit of payment of $225,000, which shall be fully vested upon his retirement and payable in equal monthly installments over the thirty-six (36) month period beginning August 1, 2002 and ending July 31, 2005.

(b)           If Barbara Y. Nilsen retires on March 1, 1998, then the benefit to which she is entitled under Sections 3.1 and 3.2 of the Plan shall be increased by $40,000 in the first year, $30,000 in the second year, and $20,000 in the third year of retirement.

(c)           In computing Frederick Meyer's benefit under Sections 3.1 and 3.2 of the Plan, he shall receive an additional two and one-half (2 1/2) Years of Service credit and shall be deemed to be 2 1/2 years of age older at the time he retires.

(d)           In computing the benefits under Article III for any Participant who becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of Employee status after a Change in Control, such Participant shall be credited with an additional number of Years of Service and years of age equal to the number of years of cash severance benefits to which such Participant is entitled under the Severance Plan (or if the severance benefit is paid in a lump sum, the number of years of salary or compensation on which such lump sum severance payment is based).  In no event, however, shall any benefit be payable hereunder earlier than it otherwise would have been paid in the absence of such additional Years of Service and age credits.

(e)           If W. Richard Roth terminates Employee status before his Normal Retirement Date, the benefit to which he is entitled under Section 3.2 of the Plan shall be the full annual amount computed in accordance with Section 3.1 of the Plan, without any reduction for early commencement of benefits In addition, in computing Mr. Roth’s Final Average Compensation for purposes of computing his benefit under Article III, his actual annual bonus for each year on and after 2003 shall be deemed to be the greater of such actual bonus or his target bonus for such year.  If Mr. Roth becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of Employee status after a Change in Control, he shall be credited with such additional service and years of age, if any, as is necessary, after application of paragraph (d) above, to qualify him for benefits that would be payable had he terminated Employee status after qualifying for an Early Retirement Date, provided that no benefit shall be payable before his actual 55th birthday.

(f)           If Jim Johansson retires March 12, 2004 then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional one and one half years of service credit and one and one half years of age credit.

(g)           If Robert Loehr retires on December 07, 2004, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional 2 years of age credit.

(h)           When George Belhumeur retires, the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be determined by increasing his Final Average Compensation (as defined in Section 1.11) by the dollar amount obtained by dividing the accrued vacation and termination payments made to him in connection with his retirement by 36; provided, however that in determining his normal retirement benefit under Section 3.1 or his early retirement benefit under Section 3.2, his Accrued Benefit shall in no event be less than his Accrued Benefit as of February 28, 2004.

(i)           If Richard Balocco retires before February 28, 2007, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional two and one half years of age credit.

(j)           If Richard Pardini retires June 15, 2007, then the benefit to which he is entitled under Sections 3.1 and 3.2 of the Plan shall be calculated with an additional three years of service credit.